CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 23, 2004 relating to the consolidated financial statements of Modena 2, Inc. (now known as Effecitve Profitable Software, Inc.) We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

Gately & Associates, LLC

Certified Public Accountants

Altamonte Springs, FL

June 7, 2005